Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Performance Leveraged Upside Securities (Trigger PLUS) based on the Value of the STOXX® Europe 600 Index due November 3, 2016	$3,215,500.00	$373.64

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

October 2014 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated April 26, 2012)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Trigger Performance Leveraged Upside Securities (Trigger PLUS) due November 3, 2016

$3,215,500 Based on the Value of the STOXX® Europe 600 Index

The Trigger Performance Leveraged Upside Securities (the “Trigger PLUS”) offer leveraged exposure to the performance of the STOXX® Europe 600 Index (the “underlying index”). The Trigger PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying index. At maturity, if the closing value of the underlying index on the valuation date (the “final index value”) is less than the trigger value, the investor is fully exposed to a loss of their initial investment that is proportionate to the decline in the closing value of the underlying index from the pricing date to the valuation date (the “index performance factor”). At maturity, if the index performance factor is positive, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Trigger PLUS and you could lose some or all of your initial investment.

SUMMARY TERMS

Issuer:	UBS AG, London Branch
Underlying index:	STOXX® Europe 600 Index
Aggregate principal amount:	$3,215,500
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below), offered at a minimum investment of 100 Trigger PLUS (representing a $1,000 investment)
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Pricing date:	October 31, 2014
Original issue date:	November 5, 2014 (3 business days after the pricing date)
Valuation date:	October 31, 2016, which is 24 months after the pricing date, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Maturity date:	November 3, 2016, which is the 3rd scheduled business day after the valuation date, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪    If the final index value is greater than the initial index value:

$10 + Leveraged Upside Payment

In no event will the payment at maturity exceed the maximum payment at maturity.

▪    If the final index value is less than or equal to the initial index value but equal to or greater than the trigger value:
$10

▪    If the final index value is less than the trigger value:

$10 + ($10 x Index Performance Factor)

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investors may lose some or all of their initial investment.

Index performance factor:	(final index value - initial index value) / initial index value
Leveraged upside payment:	$10 x leverage factor x index performance factor
Initial index value:	336.80, which is the closing value of the underlying index on the pricing date, as determined by the calculation agent
Final index value:	The closing value of the underlying index on the valuation date, as determined by the calculation agent
Leverage factor:	1.5
Maximum payment at maturity:	$13.20, which is equal to 132.00% of the stated principal amount, per Trigger PLUS
Trigger value:	303.12, which is equal to 90% of the initial index value
CUSIP:	90274B766
ISIN:	US90274B7661
Listing:	The Trigger PLUS will not be listed on any securities exchange
Agent:	UBS Securities LLC

Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per Trigger PLUS:	100%	2.00%(a) +0.50%(b) 2.50%	97.50%
Total:	$3,215,500.00	$80,387.50	$3,135,112.50

(1)	UBS Securities LLC has agreed to purchase from UBS AG the Trigger PLUS at the price to public less a fee of $0.25 per $10.00 stated principal amount of Trigger PLUS. UBS Securities LLC has agreed to resell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.20 per $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $0.05 per $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management by the agent or its affiliates. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Trigger PLUS as of the pricing date is $9.59 for Trigger PLUS based on the value of the STOXX® Europe 600 Index. The estimated initial value of the Trigger PLUS was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 13 and 14 of this pricing supplement.

Notice to investors: the Trigger PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Trigger PLUS at maturity, and the Trigger PLUS can have downside market risk similar to the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Trigger PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Trigger PLUS.

You should carefully consider the risks described under ‘‘Risk Factors’’ beginning on page 14 and under ‘‘Risk Factors’’ beginning on page PS-14 of the product supplement before purchasing any Trigger PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Trigger PLUS. You may lose some or all of your initial investment in the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Trigger PLUS or passed upon the adequacy or accuracy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Pricing Supplement dated October 31, 2014

Trigger PLUS due November 3, 2016

$3,215,500 Based on the Value of the STOXX® Europe 600 Index

Additional Information about UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the Trigger PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Product Supplement dated April 26, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000047/c310542_690708-424b2.htm

▪	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Trigger Performance Leveraged Upside Securities”, dated April 26, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investment Overview

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Value of the STOXX® Europe 600 Index due November 3, 2016 can be used:

▪

As an alternative to direct exposure to the underlying index that enhances the return on any positive performance of the underlying index; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for dividends, interest payments or exposure to the positive performance of the underlying index beyond a level that, when multiplied by the leverage factor, exceeds the maximum payment at maturity is appropriate for you.

▪	To enhance returns and outperform the underlying index in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor.

▪

To provide a return of principal in the event of a decline in the underlying index from the pricing date to the valuation date, but only if the final index value is equal to or greater than the trigger value.

Maturity:	Approximately 24 months
Leverage factor:	1.5
Trigger value:	90% of the initial index value
Maximum payment at maturity:	$13.20 (132.00% of the stated principal amount) per Trigger PLUS
Coupon:	None

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Key Investment Rationale

Investors can use the Trigger PLUS to leverage returns by a factor of 1.5, up to the maximum payment at maturity, and obtain contingent protection against a loss of principal in the event of a decline in the underlying index on the valuation date, but only if the final index value is equal to or greater than the trigger value. The trigger value will be 90% of the initial index value.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns on any positive performance relative to a direct investment in the underlying index, subject to the maximum payment at maturity.

Trigger Feature	At maturity, if the underlying index has declined over the term of the Trigger PLUS, but the final index value is equal to or greater than the trigger value, you will receive your stated principal amount.

Upside Scenario	The underlying index increases in value from the pricing date to the valuation date and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 1.5 times the index performance factor, subject to the maximum payment at maturity of $13.20 (132.00% of the stated principal amount) per Trigger PLUS.

Par Scenario	The final index value is less than or equal to the initial index value but is equal to or greater than the trigger value. In this case, you receive the full stated principal amount at maturity even though the value of the underlying index has depreciated.

Downside Scenario	The final index value is less than the trigger value and, at maturity, the Trigger PLUS redeem for more than 10% less than the stated principal amount, if anything, resulting in a loss of an investors’ initial investment proportionate to the index performance factor. For example, if the underlying index decreases in value by 35%, the Trigger PLUS will redeem for $6.50, or 65% of the stated principal amount. There is no minimum payment on the Trigger PLUS and you could lose all of your initial investment.

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Investor Suitability

The Trigger PLUS may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

▪

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.

▪

You believe the final index value of the underlying index is not likely to be less than the trigger value and, if it is, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be zero.

▪

You believe that the index performance factor will be positive, and when multiplied by the leverage factor, is unlikely to exceed an amount equal to the maximum payment at maturity indicated on the cover hereof.

▪	You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

▪

You understand and accept that your potential return on the Trigger PLUS is limited to the maximum payment at maturity and you would be willing to invest in the Trigger PLUS based on the maximum payment of $13.20 (132.00% of the stated principal amount) per Trigger PLUS.

▪	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.

▪	You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Trigger PLUS.

▪	You seek an investment with exposure to companies in Europe, including mid- and small-capitalization companies.

▪

You are willing to assume the credit risk of UBS for all payments under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

▪

You understand that the estimated initial value of the Trigger PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Trigger PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Trigger PLUS may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You are not willing to make an investment that has the same downside market risk as an investment in the underlying index or the index constituents.

▪

You believe that the index performance factor will be negative, or you believe that the index performance factor will be positive and, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum payment at maturity indicated on the cover hereof.

▪

You seek an investment that has an unlimited return potential and you would be unwilling to invest in the Trigger PLUS based on the maximum payment of $13.20 (132.00% of the stated principal amount) per Trigger PLUS.

▪	You believe the final index value of the underlying index is likely to be less than the trigger value, which could result in a total loss of your initial investment.

▪	You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

▪	You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks.

▪	You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 24 months, and seek an investment for which there will be an active secondary market.

▪	You do not seek an investment with exposure to companies in Europe, including mid- and small-capitalization companies.

▪	You are not willing to assume the credit risk of UBS for all payments under the Trigger PLUS, including any repayment of principal.

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Fact Sheet

The Trigger PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. All payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Trigger PLUS and you could lose your entire investment.

Expected Key Dates

Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
October 31, 2014	November 5, 2014 (3 business days after the pricing date)	October 31, 2016 (24 months after the pricing date)	November 3, 2016 (3 business days after the valuation date)

Key Terms

Issuer:	UBS AG, London Branch
Underlying index:	STOXX® Europe 600 Index
Aggregate principal amount:	$3,215,500
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS, offered at a minimum investment of 100 Trigger PLUS (representing a $1,000 investment)
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

▪     If the final index value is greater than the initial index value:

$10 + Leveraged Upside Payment

In no event will the payment at maturity exceed the maximum payment at maturity.

▪     If the final index value is less than or equal to the initial index value but equal to or greater than the trigger value:

$10

▪     If the final index value is less than the trigger value:

$10 + ($10 x Index Performance Factor)

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investor may lose some or all of their initial investment.

Index performance factor:	(final index value — initial index value) / initial index value
Leveraged upside payment:	$10 x leverage factor x index performance factor
Initial index value:	336.80, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	October 31, 2016, subject to postponement in the event of a market disruption event
Leverage factor:	1.5
Maximum payment at maturity:	$13.20, which is 132.00% of the stated principal amount, per Trigger PLUS
Trigger value:	303.12, which is equal to 90% of the initial index value
Risk factors:	Please see “Risk Factors” beginning on page 12.

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General Information

Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	90274B766
ISIN:	US90274B7661
Tax considerations:

The United States federal income tax consequences of your investment in the Trigger PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Trigger PLUS with terms that are substantially the same as the Trigger PLUS. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid derivative contract with respect to the underlying index. If your Trigger PLUS are so treated, if you hold your Trigger PLUS for more than one year you should generally recognize long-term capital gain or loss (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less) upon the sale, exchange or settlement at maturity of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Trigger PLUS could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page PS-34 of the accompanying product supplement, and that the timing and character of income or loss on your Trigger PLUS could be materially and adversely affected.

The Internal Revenue Service (“IRS”), for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

We will not attempt to ascertain whether any entity the stock of which is included in the underlying index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of the Trigger PLUS. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Trigger PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Trigger PLUS for United States federal

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income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of the Trigger PLUS despite the fact that there will be no interest payments over the term of the Trigger PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Trigger PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Trigger PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Gain from the sale or exchange of a Trigger PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Trigger PLUS.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any

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substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Trigger PLUS through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Trigger PLUS are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the taxing jurisdictions of the issuers of the index constituent stocks).

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.

In connection with the sale of the Trigger PLUS, we or our affiliates may enter into hedging transactions involving the execution of swaps, futures and option transactions or purchases and sales of Trigger PLUS before, on and after the pricing date of the Trigger PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Trigger PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Trigger PLUS from time to time and payment on the Trigger PLUS at maturity. See “Risk Factors” beginning on page 15 of this document for a discussion of these adverse effects.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document at the price to public less a fee of $0.25 per $10.00 stated principal amount of Trigger PLUS. UBS Securities LLC has agreed to resell all of the Trigger PLUS to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $0.25 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.20 per $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 13 and 14 of this pricing supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Trigger PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	1.5
Trigger value:	303.12, which is 90% of the initial index value
Maximum payment at maturity:	$13.20 (132.00% of the stated principal amount) per Trigger PLUS
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

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How it works

▪

Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus a return equal to 1.5 times the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity. Therefore, under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final index value that is equal to or greater than 121.333% of the initial index value.

▪	If the final index value has appreciated from the initial index value by 10%, investors will receive a 15.00% return, or $11.50 per Trigger PLUS.

▪	If the final index value has appreciated from the initial value by 21.333%, investors will receive only the maximum payment at maturity of $13.20 per Trigger PLUS.

▪	If the final index value has appreciated from the initial index value by 30%, investors will receive only the maximum payment at maturity of $13.20 per Trigger PLUS.

▪	Par Scenario. If the final index value is less than the initial index value but equal to or greater than the trigger value, investors will receive an amount equal to the $10 stated principal amount.

▪

Downside Scenario. If the final index value is less than the trigger value, investors will receive an amount more than 10% less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪

If the underlying index depreciates 35%, investors would lose 35% of the stated principal amount and receive only $6.50 per Trigger PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS and investors may lose all of their initial investment.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment, subject to the maximum payment at maturity.

		Leveraged Upside Payment
Stated Principal Amount			Stated Principal Amount		Leverage Factor			Index Performance Factor
$10	+	[	$10	x	1.5	x	(	final index value – initial index value initial index value	)	]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final index value is less than the initial index value but equal to or greater than the trigger value:

the stated principal amount of $10

If the final index value is less than the trigger value:

$10 + ($10 x index performance factor)

Stated Principal Amount		Stated Principal Amount			Index Performance Factor
$10	+	[ $10	x	(	final index value – initial index value initial index value	)	]

Accordingly, if the final index value is less than the trigger value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the index performance factor. You may lose up to 100% of your principal.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the related product supplement and “Considerations Relating to Indexed Securities” in the Prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

▪

The Trigger PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the trigger value (which is 90% of the initial index value), the payout at maturity will be an amount in cash that is more than 10% less than the $10 stated principal amount of security, and this decrease will be by an amount proportionate to the decrease in the value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.

▪

The leverage factor applies only if you hold the Trigger PLUS to maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 1.5 times the index return even if such return is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the Trigger PLUS to maturity.

▪

Your potential return on the Trigger PLUS is limited to the maximum payment at maturity. The return potential of the Trigger PLUS is limited to the maximum payment at maturity of $13.20. Therefore, you will not benefit from any positive performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a hypothetical direct investment in the underlying index.

▪

The contingent repayment of principal applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the value of the underlying index at that time is equal to or greater than the initial index value.

▪

Credit risk of UBS. The Trigger PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Trigger PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS and you could lose your entire investment.

▪

Market risk. The return on the Trigger PLUS, which may be positive or negative, is directly linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to such index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and values, interest rates and economic and political conditions.

▪	Fair value considerations.

¡

The issue price you pay for the Trigger PLUS exceeds their estimated initial value. The issue price you pay for the Trigger PLUS exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the Trigger PLUS by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Trigger PLUS incorporate certain variables, including the value of the underlying index, the volatility of the underlying index and the expected dividends on the index constituent stocks, prevailing interest rates, the term of the Trigger PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Trigger PLUS to you. Due to these factors, the estimated initial value of the Trigger PLUS as of the pricing date is less than the issue price you pay for the Trigger PLUS.

¡

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Trigger PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Trigger PLUS at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Trigger PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the

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Trigger PLUS determined by reference to our internal pricing models. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

¡

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date. We may determine the economic terms of the Trigger PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Trigger PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Trigger PLUS.

▪	Limited or no secondary market and secondary market price considerations.

¡

There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Trigger PLUS will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Trigger PLUS, although they are not required to do so and may stop making a market at any time. If you are able to sell your Trigger PLUS prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

¡

The price at which UBS Securities LLC and its affiliates may offer to buy the Trigger PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Trigger PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Trigger PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Trigger PLUS at a price that exceeds (i) our valuation of the Trigger PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Trigger PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Trigger PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Trigger PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

¡

Price of Trigger PLUS prior to maturity. The market price of the Trigger PLUS will be influenced by many unpredictable and interrelated factors, including the value of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Trigger PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Trigger PLUS.

¡

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market.

▪

Owning the Trigger PLUS is not the same as owning the index constituent stocks. The return on the Trigger PLUS may not reflect the return you would realize if you actually owned the index constituent stocks. For example, your return on the Trigger PLUS is limited to the maximum payment at maturity, while the potential return on a direct investment in the index constituent stocks would be unlimited. Furthermore, you will not have rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have, and any such payments will not be factored into the calculation of payment at maturity on the Trigger PLUS. In addition, you will not have voting rights or other rights that holders of the index constituent stocks would have.

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▪

No assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall. There can be no assurance that the final index value will be less than the trigger value on the valuation date. The closing value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the index constituent stocks. You should be willing to accept the risk of losing some or all of your initial investment.

▪

The underlying index reflects price return, not total return. The return on your Trigger PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Trigger PLUS will not include such a total return feature or dividend component.

▪

Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and hedging our obligations under the Trigger PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial index value and the final index value. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity. As UBS determines the economic terms of the Trigger PLUS, including the maximum payment at maturity, trigger value and leverage factor, and such terms include hedging costs, issuance costs and projected profits, the Trigger PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Trigger PLUS in the secondary market.

▪

UBS cannot control actions by the publisher of the underlying index and the publisher of the underlying index has no obligation to consider your interests. UBS and its affiliates are not affiliated with the publisher of the underlying index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The publisher of the underlying index is not involved in the Trigger PLUS offering in any way and has no obligation to consider your interest as an owner of the Trigger PLUS in taking any actions that might affect the market value of your Trigger PLUS.

▪

Potential UBS impact on price. Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Trigger PLUS.

▪

Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Trigger PLUS. The calculation agent, an affiliate of the issuer, will determine the final index value and the payment at maturity based on the closing value of the underlying index on the valuation date. The calculation agent can postpone the determination of the final index value or the maturity date if a market disruption event occurs and is continuing on the valuation date.

▪

Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying index to which the Trigger PLUS are linked.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in index constituent stocks, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the index constituent stocks. Our affiliates also trade in the index constituent stocks and other financial instruments related to the underlying index and the index constituent stocks on a regular basis as part of their general broker-dealer and other

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businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could have increased the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪

The index performance factor will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a non-U.S. currency and the Trigger PLUS are denominated in U.S. dollars. The value of your Trigger PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Trigger PLUS, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

▪

There are mid- and small-capitalization stock risks associated with the underlying index. The Trigger PLUS are subject to risks associated with mid- and small-capitalization companies. The underlying index is comprised of stocks of companies that may be considered mid- and small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of mid- and small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid- and small-capitalization companies may be thinly traded. In addition, mid- and small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid- and small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪

The Trigger PLUS are subject to non-U.S. securities market risk. The Trigger PLUS are linked to an index that is comprised of securities issued by non-U.S. companies in non-U.S. securities markets and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

▪

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Trigger PLUS. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Trigger PLUS, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Trigger PLUS. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Trigger PLUS and/or the ability of UBS to make payments thereunder.

▪

Uncertain tax treatment — Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page 6 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement and consult your tax advisor about your tax situation.

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STOXX® Europe 600 Index Overview

The STOXX® Europe 600 Index (the “STOXX Europe 600 Index”) covers the 600 largest stocks by free float market capitalization traded on the major exchanges of 18 European countries. The STOXX Europe 600 Index is calculated, maintained and published by STOXX Limited (the “index sponsor”). The STOXX Europe 600 Index was introduced on June 15, 1998 with an initial value of 100 at December 31, 1991. The STOXX Europe 600 Index is calculated with the Laspeyres formula, which measures price changes against a fixed base quantity weight. The value of the STOXX Europe 600 Index at any time is equal to the free float market capitalization of the STOXX Europe 600 Index divided by the divisor, discussed below.

The constituents of the STOXX Europe 600 Index are taken from a selection list that is composed of each company’s most liquid stock with a minimum liquidity of greater than one million Euros measured over 3-month average daily trading value and is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are 600 stocks. All components of the STOXX Europe 600 Index are subject to a 20% cap.

The composition of the STOXX Europe 600 Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX Europe 600 Index composition are immediately reviewed, and, if necessary, the index sponsor will make adjustments to the divisor to reflect such actions. The divisor is used to ensure continuity of the STOXX Europe 600 Index values despite changes due to corporate actions. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The STOXX Europe 600 Index constituents are derived from the following 18 European countries: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

We have derived all information regarding the STOXX Europe 600 Index contained in this pricing supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the index sponsor. The index sponsor owns the copyright and all other rights to the STOXX Europe 600 Index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the STOXX Europe 600 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the STOXX Europe 600 Index is not an indication of future performance. Future performance of the STOXX Europe 600 Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with the index sponsor, which grants us a license in exchange for a fee to use the STOXX Europe 600 Index in connection with the issuance of certain securities, including the Trigger PLUS.

“STOXX® Europe 600” is a service mark of the index sponsor. The index sponsor has no relationship to UBS, other than the licensing of the STOXX Europe 600 Index and its service marks for use in connection with the Trigger PLUS.

The index sponsor does not:

▪	Sponsor, endorse, sell or promote the Trigger PLUS.

▪	Recommend that any person invest in the Trigger PLUS or any other financial products.

▪	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Trigger PLUS.

▪	Have any responsibility or liability for the administration, management or marketing of the Trigger PLUS.

▪	Consider the needs of the Trigger PLUS or the owners of the Trigger PLUS in determining, composing or calculating the STOXX Europe 600 Index or have any obligation to do so.

October 2014	Page 18

Trigger PLUS due November 3, 2016

$3,215,500 Based on the Value of the STOXX® Europe 600 Index

The index sponsor will not have any liability in connection with the Trigger PLUS. Specifically, the index sponsor does not make any warranty, express or implied, and the index sponsor disclaims any warranty about:

▪

the results to be obtained by the Trigger PLUS, the owner of the Trigger PLUS or any other person in connection with the use of the STOXX Europe 600 Index and the data included in the STOXX Europe 600 Index;

▪	the accuracy or completeness of the STOXX Europe 600 Index or its data;

▪	the merchantability and the fitness for a particular purpose or use of the STOXX Europe 600 Index or its data;

▪	any errors, omissions or interruptions in the STOXX Europe 600 Index or its data; and

▪	any lost profits or indirect, punitive, special or consequential damages or losses, even if the index sponsor knows that they might occur.

The licensing relating to the use of the STOXX Europe 600 Index and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the STOXX Europe 600 Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the STOXX Europe 600 Index.

Information as of market close on October 31, 2014:

Bloomberg Ticker Symbol:	SXXP	52 Week High (on June 10, 2014):	349.71

Current Index Value:	336.80	52 Week Low (on December 13, 2013):	309.75

52 Weeks Ago (on October 31, 2013):	322.37

October 2014	Page 19

Trigger PLUS due November 3, 2016

$3,215,500 Based on the Value of the STOXX® Europe 600 Index

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 4, 2010 through October 31, 2014. The closing value of the underlying index on October 31, 2014 was 336.80. The graph below sets forth the daily closing values of the underlying index for the period from January 3, 2000 through October 31, 2014. The dotted line represents the trigger value of 303.12, which is equal to 90.00% of the closing value of the underlying index on October 31, 2014. We obtained the information in the table below from Bloomberg Professional® service (‘‘Bloomberg’’), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

STOXX® Europe 600 Index	High	Low	Period End
2010
First Quarter	264.79	237.46	263.57
Second Quarter	272.14	232.11	243.32
Third Quarter	266.45	236.68	259.72
Fourth Quarter	281.76	257.74	275.81
2011
First Quarter	291.16	262.18	275.90
Second Quarter	283.93	263.98	272.86
Third Quarter	275.93	214.89	226.18
Fourth Quarter	249.42	217.46	244.54
2012
First Quarter	272.40	246.42	263.32
Second Quarter	267.16	233.87	251.17
Third Quarter	275.95	250.39	268.48
Fourth Quarter	281.81	262.86	279.68
2013
First Quarter	298.52	283.88	293.78
Second Quarter	310.59	275.66	285.02
Third Quarter	315.05	285.46	310.46
Fourth Quarter	328.26	305.13	328.26
2014
First Quarter	338.39	317.58	334.31
Second Quarter	349.71	326.58	341.86
Third Quarter	348.91	324.91	343.08
Fourth Quarter (through October 31, 2014)	340.22	310.03	336.80

October 2014	Page 20

Trigger PLUS due November 3, 2016

$3,215,500 Based on the Value of the STOXX® Europe 600 Index

Underlying Index Historical Performance — Daily Closing Values

From January 3, 2000 to October 31, 2014

October 2014	Page 21